NASDAQ Investor Relations Conference
London - March 6, 2007

Issuer Free Writing Prospectus
Filed Pursuant To Rule 433
Registration Statement No. 333-128888
March 6, 2007

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (713) 335-4000. The prospectus relating to this offering is available by clicking on the following link: http://www.sec.gov/Archives/edgar/data/1340282/000119312506027644/d424b3.htm.

Forward-Looking Statements

All statements, other than statements of historical fact, included in this presentation are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions, which are more fully described in Rosetta Resources Inc.'s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. These risks, uncertainties and assumptions could cause actual results to differ materially from those described in the forward-looking statements. Rosetta Resources Inc. assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

Rosetta Resources Inc.

Forward Looking Statements

717 TEXAS AVENUE
HOUSTON, TEXAS
ROSETTA CORPORATE HEADQUARTERS

Corporate Profile
■Established Rosetta July 7, 2005
■Stock Trades on NASDAQ, Symbol:  “ROSE”
■Shares Outstanding = 50.6 Million
■Market Cap Value = $961 MM  (as of 02/21/07)
■Enterprise Value = $1.1 Billion  (as of 02/21/07)
■Net Producing Wells:  Over 800
■Proved Reserves at 12/31/2006 = 408 BCFE (96%gas)
■Company Operates Over 90% of Value
■530 Remaining Drillable Locations
■Current Production = 107 MMcfe/d
■Historical Drilling Success:   85%
■Management has a proven track record
• 135 Employees
• Principal Offices: Houston, Texas & Denver, Colorado
• Field Offices: Rio Vista, California & Laredo, Texas

Track Record

Double-digit annual production & proved reserve growth

Organic Growth Potential

Extensive, low-risk development inventory

Exploration Upside

Multiple, high-quality, low-risk exploration plays

Financial Strength

Strong balance sheet and hedge position that provides flexibility to grow

Technical Strength

Over 25 highly experienced geoscientists, engineers, and landmen that have intimate knowledge of the major fields

Field Operations Strength

Experienced employee field staff have been operating these fields for years

ROSETTA RESOURCES

Rosetta Resources Inc.

Corporate Strength

Proved Reserves : 408 BCFE *
($801 MM PV-10 value)**

Rio Vista
Sacramento Basin
153 Bcfe
37% Reserves
Uinta Basin
Denver
DJ Basin
Rockies
18 Bcfe
5% Reserves
San Juan Basin
Other Areas
28 Bcfe
6% Reserves
Magnolia
State Waters
2 Bcfe
1% Reserves
Houston
South Texas Perdido
20 Bcfe
5% Reserves
SouthTexas Lobo
171 Bcfe
42% Reserves
Laredo
Gulf of Mexico
16 Bcfe
4% Reserves
LEGEND
Major Producing Areas
Major Activity Areas
Other Producing Areas
Offices
Headquarters

Reserve number excludes 23.4 Bcfe of proved reserves associated with the Calpine non-consent properties

**Estimated cash flow based on 12/31/05 prices. Average net gas and oil price were $5.84/mcf and $58.81 bbl respectively after adjustments for quality and locational differences.

Rosetta Resources Inc.

Growing Reserve Base
(as of 12/31/06)

Reserve number excludes 23.4 Bcfe of proved reserves associated with the Calpine non-consent properties

12/31/2006 (Bcfe)

Proved
Developed
262.9
64.5%
PUD
144.9
35.5%

TOTAL = 407.8

Estimated cash flow based on 12/31/06 prices. Average net gas and oil price were $5.84/mcf and $58.81 bbl respectively after adjustments for quality and locational differences.

12/31/2005 (Bcfe)

Proved
Developed
230.6
64.2%
PUD
128.4
35.8%

TOTAL = 359.0

Estimated cash flow based on 12/31/05 prices. Rosetta net gas and oil price were $8.95/mcf and $59.41 bbl respectively after adjustments for quality and locational differences.

Rosetta Resources Inc.

Summary of Year-End Reserves

12/31/06
Sacramento Basin	112
DJ Basin	193
San Juan Basin	40
Utah	8
Lobo	90
Perdido	52
Offshore	5
State Waters	12
Other	22
Total	534
Drillable Locations

140
120
100
80
60
40
20
0
73
85
88
95
98
125
34%
36%
2006 to 2007
2nd Half 2005
1st Quarter 2006
2nd Quarter 2006
3rd Quarter 2006
4th Quarter 2006
2007
Actual
92 MMcfe/D
Forecast
125 MMcfe/D

Production (MMcfe/d)

Lobo, 39
Sac Basin, 41
Other, 6
Rockies, 1
State Waters, 1
Offshore - Gulf of Mexico, 7
Perdido, 12

TOTAL: 107 MMCFE/D

* *Excludes production from Calpine non-consent properties*

Rosetta Resources Inc.

Current Production
February 2007 (MMcfe/d)

142	Wells Drilled
85 %	Success Rate
$2.70	Organic Finding Costs
14 %	Proved Reserve Increase
245 %	Reserve Replacement
110	New Locations Created

INCREASED
VALUE !

Rosetta Resources Inc.

Summary of 2006 Activity

($ Millions)

2006 Actual

Other, $31.3, 13%
California, $44.7, 19%
State Waters, $14.7, 6%
Rockies, $23.0, 10%
Perdido, $26.4, 11%
Offshore, $46.7, 19%
Lobo, $53.8, 22%

Total CapEx = $240.6

2007 Budget

Other, $30.2, 12%
California, $48.5, 19%
State Waters, $20.3, 8%
Perdido, $24.0, 10%
Rockies, $34.5, 14%
Offshore, $22.0, 9%
Lobo, $70.5, 28%

Total CapEx = $250.0

rosetta Resources Inc.

Capital Expenditures

2007 Organic Goals
■      Increase 2007 net production by 36% over 2006
     level to 46 BCFE or 125 MMCFE/D
■  Add one new growth area…
■  Drill 195 gross wells
■  Invest $250 million of capital
2007 Organic Goals

■        Rio Vista Deep
■  Rio Vista Extension
■  Bradford Island 3D Results
■  South Timbalier 293
■  Main Pass 125
■  Clayton Deep “Sligo Reef Play”
■  Four Sabine Lake Wells
■  Four Galveston Bay Wells
2007 Potential High Impact
Exploratory Activity

O P E R A T I O N S

■ = Gas Fields ■ = Company Acreage

rosetta Resources Inc.

Sacramento Basin
General Info
■  16 productive zones from 2,000 to 10,000’
■  3.6 Tcf cumulative production (Rio Vista only)
■  Approx net 70,000 acres
■  85% to 100% working interest
■  Approx. 150 producing wells
■  Typical well: $1.5 to $2.0 million to drill and
complete, 1.5 to 2.0 Bcfe reserves, 1 to 3
MMcfe/d IP
■  Over 110 drillable locations
2006 Activity
■  Drilled 23 wells (2 deep), 83% successful
■  Leased 16,400 acres
■  Shot 12 sq. mile 3-D survey on Bradford Island
■  Made a deep discovery
■  Extended pays on south end of field
■  Improved productivity on low pressure zones by
air drilling
■  Uncovered low contrast pay opportunities
2007 Plans
■  Drill 30 wells (3 deep)
■  Lease 5,000 acres
■  Purchase PG&E low pressure gathering system
■  Reprocess 3-D seismic surveys
■  Develop prospects on southern end of the field
■  East extension of Winters (deep) play

Rio Vista Daily Wellhead Production – Gross Operated

MMcfe per day (Gross 8/8ths)
110
100
90
80
70
60
50
40
30
20
10
0
Current rate = 54 MMCFE/D
Production added by Rosetta Team
Forecast
Jan-99
Jan-00
Jan-01
Jan-02
Jan-03
Jan-04
Jan-05
Jan-06
Jan-07
Jan-08

Rosetta Resources Inc.

Rio Vista Production  (MMCFE/D)

YUMA COUNTY
DRILLED WELLS
WELLS PERMITTED OR BEING PERMITTED

DJ Basin
General Info
■   Target zone – Niobrara Chalk at 2,500’
■ Approx. 80,000 acres with avg. of 80% working
interest
■ Typical well – costs $220,000 to drill & complete,
0.3 to 0.4 Bcfe of reserves and 100 to 150 Mcfe/d
initial production
■ Approx. 200 drillable locations
2006 Activity
■ Drilled 46 wells, 93% successful
■ Leased 33,700 acres
■ Shot 61 sq. miles of 3-D seismic
■ Extended productive limits of Republican Field
■ Installed 13 mile gathering system in South
Republican
2007 Plans
■ Tie-in existing wells (add 7 MMcfe/d)
■ Drill 70 wells
■ Lease 12,000 acres
■ Shoot 40 sq. miles of 3-D seismic

Texas Activity / Growth Areas
Miocene and Frio Amplitudes
Anomalina, Hackberry & Vicksburg
Wilcox Trend
Perdido Trend
Lobo Trend
Olmos Trend
■ Miocene/Frio
■ Anomalina, Hackberry & Vicksburg
■ Wilcox
■ Perdido
■ Lobo
■ Olmos

WEBB
FEET
2/16/07
2007 Discovery
2006 Discovery
2006 Dry Hole
Currently Drilling
Current Drilling Inventory
Current Producer
Future Location

S. Callaghan and El Corazon Ranch (42,000 *est.* of the total) acreage

South Texas – Lobo
General Info
■  Company owns approx. 70,000 net
acres and 320 sq. miles of 3D seismic.
Majority of the acreage Rosetta has 90%
to 100% working interest
■ Lobo formation occurs at approx. 7,500 to
8,500 depth
■ Typical well costs $1.7 to $1.8 million,
yielding 1.3 to 2.0 Bcfe of reserves, and
stabilized avg. initial rates of 2.0 MMcfe/d
■ The company has approx. 90 locations
2006 Activity
■ Drilled 26 wells
■ Added over 8,000 net acres of land
■ Increased production over 50% (from
January 2006)
■ Created significant new drilling
opportunities
2007 Plans
■ Drill 30 wells using two rigs
■ Shoot additional 3D Seismic
■ Continue to lease infill & field extension
acreage

AVERAGE GROSS OPERATED MMCFE/D

80
70
60
50
40
30
20
10
0
Current Gross production
57 MM per day
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009

* *Does not include any new acreage or acquisitions and assumes drilling of 30 wells per year.*

Rosetta Resources Inc.

South Texas - Lobo

Current horizontal producers
2007 Upper Perdido locations
2007 Blue Delta Locations
2007 Red Delta Locations
2/16/07
Perdido Acreage
Currently drilling

Rosetta Resources Inc.

South Texas – Perdido
General Info
■   Rosetta owns 50% working interest in
approx. 18,000 net acres
■ Perdido horizons are at approximately 8,000’
to 9,500’ in three different sand intervals
■ Wells are drilled horizontally and fractured
with total well cost of $5.5 million, reserves of
3.5 Bcfe and initial stabilized first month avg.
rates of 9 MMcfe/d
■ Company has 52 remaining drillable
locations
2006 Activity
■ Drilled 7 horizontal wells, two of which were
drilling at year-end and are now producing
■ Established a third producing horizon that
could create additional drilling opportunities
2007 Plans
■ Drill 7 additional wells
■ Continue to lower costs
■ Create additional locations

LOUISIANA
Mioce ne
Plioce ne
Pleistoc ene

Gulf Coast Offshore Exploration

HIGH ISLAND BLOCK 442
HIGH ISLAND BLOCK 442
EAST CAMERON BLOCKS 88
-
89
EAST CAMERON BLOCKS 88
-
89
EAST CAMERON BLOCK 178
EAST CAMERON BLOCK 178
SOUTH TIMBALIER BLOCK 226
SOUTH TIMBALIER BLOCK 226
SOUTH TIMBALIER BLOCK 293
SOUTH TIMBALIER BLOCK 293
SOUTH PELTO BLOCK 17
SOUTH PELTO BLOCK 17
New Leases
New Leases
Current Production
Current Production
MAIN PASS BLOCK 29
MAIN PASS BLOCK 29
MAIN PASS BLOCK 125
MAIN PASS BLOCK 125
GRAND ISLE BLOCK 72
GRAND ISLE BLOCK 72
MAIN PASS BLOCK 118
MAIN PASS BLOCK 118
Waiting on Facilities Completion
Waiting on Facilities Completion
Prospect
Gulf of Mexico Activity Areas
2/16/07
General Info
■  Working interest in 11 blocks ranging from
20% to 100% (NRI of 15% - 79%)
■ 27,600 net acres (est.) under lease
■ 800 sq. mile joint venture with 3D coverage
■ Typical well costs (gross)
• $25-$50 MM to drill & complete
• 25-50 BCFE reserves
• 10-20 MMCFE/D (avg. first month)
2006 Activity
■ Facility work was 80% complete on new
productive blocks: Main Pass 29, Main
Pass 118 and Grand Isle 72
■ Bought three new prospects in the
Louisiana Federal waters lease sale
■ Drilled two dry holes: Main Pass #117 and
S.Timbalier 252 #1
2007 Plans
■ Put three new blocks on production at 10
MMcfe/d net
■ Drill S. Timbalier #293
■ Drill Main Pass 125

Texas State Waters
Galveston Bay
TEXAS STATE WATERS
Rosetta Acreage
Producing
Waiting on Completion
Location
Umbrella Point
St Tr 100 Ut
T B - 2
Dolphin
2/16/07
General Info
■  Company exploring in the
Vicksburg and Frio trends in
Galveston Bay, Texas, pursuing
sands that exhibit strong
hydrocarbon indicators on 3-D
seismic
■ Currently three wells producing
■ Typical well costs
•  $5-$8 MM to drill and complete
• 6-8 BCFE reserves
• 6-10 MMCFE/D (avg. first
month)
2006 Activity
■ Drilled S.T. 85 and S.T. 116 A-1 (dry
hole) and S.T. 199-1, tested 1.2
MM/d which will be tied in early
2007
■ Geoscience work resulted in four
low risk locations which are offset to
and analogous to three wells which
will produce over 40 Bcfe from
Anamolina reservoirs
2007 Plans
■ Drill 4 wells to the Anamolina zone
with a 28% working interest
■ Pursue additional prospects

State Waters – Texas & Louisiana
Sabine Lake
La Tr 28-29 #1
Loc
St Tr 30 #2 Loc
Ballard Discovery
Hackberry
St Tr 30 #1 Drilling
St Tr 15-16 #1 Loc
Exxon #1 Sabine Lake GU #1
Cum 27 BCF + 2.3 MMBO
Original 2006 leases
New 2007 leases
2/16/07
General Info
■ Company owns a 50% working interest in
2,106 acres and 70 sq. mile of 3D seismic
■ Prospective formations – Vicksburg at
14,000’; Hackberry at 12,000’-13,000’;
and Miocene at 6,500’-8,500’ depth
■ Typical well costs
•  $5-$10 MM to drill and complete
• 10-20 BCFE reserves
• 10-15 MMCFE/D (avg. first month)
2007 Plans
■ Drill four wells
■ Develop additional prospects

F I N A N C I A L

Includes costs of becoming Public company, SOX implementation and Calpine related transaction costs
	2006 Est. Actual	2007 Forecast
Average Realized Price / Mcfe	$8.13	$7.70

■ Operating Costs / Mcfe
• Direct LOE	$0.65	$0.61
• Ad-Valorem Tax	0.20	0.20
• Work over	0.19	0.11
• Insurance	0.04	0.04
■ Total Lifting Costs	$1.08	$0.96
• Production Tax	0.19	0.19
• TG&M	0.15	0.12
• G&A (1)	0.82	0.64
• Interest (net)	0.39	0.32
Total Cash Costs per Mcfe $2.63 $2.23
CASH FROM OPERATIONS /Mcfe	$5.50	$5.47
Cash from Operations

Quarterly Results (in Millions)
	Three Months Ended September 30, 2006 (Unaudited)	Nine Months Ended September 30, 2006 (Unaudited)
Avg. Production (MMcfe/Day)	95.0	89.5
Realized Price ($/MCFE)	8.15	8.15
Total Revenues	71.2	199.1
Net Income	11.9	31.4
EPS Diluted	0.24	0.62
Average Shares Outstanding (Diluted)	50.4	50.4

■ Hedged 65 BBTU/D for 2007 with swaps at 55 BBTU/D with average price of $7.79 and collars of 10 BBTU/D $7.19/10.03

■ Revolving line of credit – conforming borrowing base of $325 million
■ $159 million unused capacity
■ Currently have $240 million debt outstanding.
    Revolving Credit              $165
    Second Lien Term loan      75
                                                       240
■ Cash = $63 MM

■ Protected 50 BBTU/D of estimated 2008 natural gas. 50 BBTU/D swapped at $7.62

Financial Flexibility to Grow

Key Investment Highlights
■Positioned for visible, long-term reserve and production growth:
• 26% annual growth in production (2005-2006)
• 14% annual growth in reserves (2005-2006)
■  Significant drilling location inventory
■  Proven record of environmental compliance and safety
■  Competitive cost structure
■  Financial flexibility to pursue growth strategy
■  Experienced technical and field staff, making use of industry Best
Practices and state of the art technology